Exhibit 10.5

Cash-Settled RSU Agreement

CAREER EDUCATION CORPORATION

2016 INCENTIVE COMPENSATION PLAN

CASH-SETTLED RESTRICTED STOCK UNIT AGREEMENT

This CASH-SETTLED RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) dated                     , 20     (the “Grant Date”) is by and between Career Education Corporation, a Delaware corporation (the “Company”), and                      (the “Participant”).

To evidence such award and to set forth its terms, the Company and the Participant agree as follows. All capitalized terms not otherwise defined in this Agreement shall have the meaning set forth in the Career Education Corporation 2016 Incentive Compensation Plan, as amended from time to time (the “Plan”).

1. Grant of Restricted Stock Units. Subject to and upon the terms and conditions set forth in this Agreement and the Plan, the Committee granted to the Participant                  Restricted Stock Units (the “RSUs”) on the Grant Date, and the Participant hereby accepts the grant of the RSUs as set forth herein.

2. Limitations on Transferability. Except in the event of the death of the Participant, at any time prior to the payment date of the RSUs (the “Settlement Date”), the RSUs, or any interest therein, cannot be directly or indirectly transferred, sold, assigned, pledged, hypothecated, encumbered or otherwise disposed.

3. Vesting. Subject to the provisions of Sections 5 and 6 of this Agreement, the RSUs shall cease to be restricted and shall become non-forfeitable (thereafter being referred to as “Vested RSUs”) in              [equal] installments on [each of]                      ([each a] “Vesting Date”).

Notwithstanding the foregoing, and subject to Sections 5 and 6 below, in the event that the Participant incurs a Termination of Service prior to any Vesting Date, any RSUs that were unvested at the date of such Termination of Service shall be immediately forfeited to the Company.

4. Crediting and Settling RSUs.

(a) RSU Accounts. The Company shall establish an account on its books for each Participant who receives a grant of RSUs (the “RSU Account”). The RSUs granted hereby shall be credited to the RSU Account as of the Grant Date. The RSU Account shall be maintained for record keeping purposes only and the Company shall not be obligated to segregate or set aside assets representing amounts credited to the RSU Account. The obligation to make distributions of amounts credited to the RSU Account shall be an unfunded, unsecured obligation of the Company.

(b) Settlement of RSU Accounts. The Company shall settle the RSU Account by delivering to the holder thereof (who may be the Participant or his or her beneficiary determined in accordance with Article XIV of the Plan, as applicable) an amount in cash, equal to the product of (i) the number of Vested RSUs in the RSU Account as of the applicable Settlement Date, multiplied by (ii) the Fair Market Value of a Share on the applicable Vesting Date (subject to applicable tax withholding obligations set forth in Section 16 of this Agreement or otherwise required by any taxing authority). The Settlement Date for all RSUs credited to the RSU Account shall be as soon as administratively practical following each Vesting Date (or the relevant vesting date set forth in Section 5(a) hereof), but in no event shall such Settlement

Cash-Settled RSU Agreement

Date be later than March 15 of the calendar year following the calendar year in which a Vesting Date (or the relevant vesting date set forth in Section 5(a) hereof) occurs. Notwithstanding the foregoing, in no case will the amount due to the Participant in respect of an RSU exceed an amount equal to five times (5x) the Fair Market Value of a Share on the Grant Date.

5. Termination of Service. Subject to Section 6, the provisions of this Section 5 shall apply in the event the Participant incurs a Termination of Service at any time prior to an applicable Vesting Date set forth in Section 3:

(a) If the Participant incurs a Termination of Service because of his or her death or Disability, then any RSUs that had not become Vested RSUs prior to the date of the Termination of Service shall become Vested RSUs, and, as of the applicable Settlement Date, the Participant (or his or her beneficiary, as applicable) shall be entitled to receive an amount determined pursuant to Section 4 hereof.

(b) If the Participant incurs a Termination of Service for any reason other than his or her death or Disability, then any RSUs that had not become Vested RSUs prior to the date of the Termination of Service shall be immediately forfeited to the Company.

(c) Notwithstanding any other provision in this Agreement, if the Participant is a “specified employee” (as such term is defined for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) at the time of his or her Termination of Service, no amount that is subject to Code Section 409A and that becomes payable under this Agreement by reason of such Termination of Service shall be paid to the Participant before the earlier of (i) the expiration of the six (6) month period measured from the date of the Participant’s Termination of Service, and (ii) the date of the Participant’s death.

6. Change in Control. Upon a Change in Control, the Participant will have such rights with respect to the RSUs as are provided for in the Plan.

7. Adjustments. The Committee may make or provide for such adjustments to the RSUs as provided for in Section 4.3 of the Plan.

8. Restrictive Covenants. [The following shall be applicable to Participants except those in the categories with special provisions set forth below] In consideration of receiving the RSUs hereunder, and as a term and condition of the Participant’s employment with the Company, the Participant agrees to adhere to, and be bound by, the following restrictions. The Participant hereby acknowledges that the Participant’s job responsibilities give the Participant access to confidential and proprietary information belonging to the Company and/or its subsidiaries and Affiliates, and that this and other confidential information to which the Participant has access would be of value, and provide an unfair advantage, to a competitor in competing against the Company, its subsidiaries or Affiliates in any of the markets in which the Company, its subsidiaries or Affiliates maintains schools, provides on-line education classes or otherwise conducts business. The Participant further acknowledges that the following restrictions will not cause the Participant undue hardship. Consequently, the Participant agrees that the restrictions below (the “Restrictive Covenants”) are reasonable and necessary to protect the Company’s and/or its subsidiaries’ or Affiliates’ legitimate business interests.

During the Participant’s employment with the Company and/or any of its subsidiaries and Affiliates and continuing thereafter for the post-termination periods specified below, the Participant will not, in any way, directly or indirectly, either for the Participant or any other person or entity, whether paid or unpaid:

Cash-Settled RSU Agreement

(a) For                      following Participant’s voluntary Termination of Service with the Company or Participant’s Termination of Service by the Company for Cause, accept employment with, own, manage, operate, consult or provide expert services to any person or entity that competes with the Company or any of its subsidiaries and Affiliates in any capacity that involves any responsibilities or activities involving or relating to any Competing Educational Service, as defined herein. “Competing Educational Service” means any educational service that competes with the educational services provided by the Company and/or any of its subsidiaries or Affiliates, including but not limited to coursework in the areas of [visual communication and design technologies; information technology; business studies; culinary arts; and health education], or any education service. The Participant hereby acknowledges that the following organizations, among others, provide Competing Educational Services and, should the Participant accept employment with, own, manage, operate, consult or provide expert services to any of these organizations, it would inevitably require the use and/or disclosure of confidential information belonging to the Company and/or its subsidiaries or Affiliates and would provide such organizations with an unfair business advantage over the Company: [American Public Education, Inc., Anthem Education, Apollo Education Group, Inc., Bridgepoint Education, Inc., Capella Education Company, Career Step, LLC, Delta Career Education Corporation, DeVry Education Group Inc., Education Management Corporation, EmbanetCompass, Grand Canyon Education Inc., ITT Educational Services Inc., Kaplan, Inc., Laureate Education, Inc., Learning Tree International Inc., Lincoln Education Services Corporation, National American University Holdings Inc., Ross Education, LLC, Strayer Education Inc., Universal Technical Institute Inc., Zenith Education Group, Inc.] and each of their respective subsidiaries, affiliates and successors. [Bracketed text to be updated annually by management.] The Participant further acknowledges that the Company and/or its subsidiaries or Affiliates provide career-oriented education through physical campuses throughout the United States and web-based virtual campuses throughout the world and, therefore, it is impracticable to identify a limited, specific geographical scope for this Restrictive Covenant. If the Participant incurs an involuntary Termination of Service by the Company other than for Cause, the Participant will not be subject to any post-termination non-compete restriction under this Section 8(a).

(b) For                      following Participant’s Termination of Service with the Company for any reason, solicit, attempt to solicit, assist with the solicitation of, direct another to solicit, or otherwise entice any employee of the Company or any of its subsidiaries or Affiliates to leave his/her employment.

(c) At all times following the Participant’s Termination of Service with the Company for any reason, reveal, divulge, or make known to any person, firm or corporation any confidential information, or take any other action, in violation of the Confidential Information Policy in the Company’s Code of Business Conduct & Ethics.

Should the Participant breach the terms of these Restrictive Covenants, the Company reserves the right to enforce the terms herein in court and seek any and all remedies available to it in equity and law, and the Participant agrees to pay the Company’s attorneys’ fees and costs should it succeed on its claim(s). Further, should the Participant breach the terms of these Restrictive Covenants, the Participant will forfeit any right to the RSUs or payments made or remaining due hereunder, subject to the terms and conditions of the Plan, and the Participant agrees to pay the Company’s attorneys’ fees and costs incurred in recovering such RSUs or payments made pursuant hereto.

Cash-Settled RSU Agreement

It is the intention of the Participant and the Company that in the event any of the covenants contained in these Restrictive Covenants are determined to be unreasonable and/or unenforceable with respect to scope, time or geographical coverage, the Participant and the Company agree that such covenants may be modified and narrowed by a court, so as to provide the maximum legally enforceable protection of the Company’s and any of its subsidiaries’ or Affiliates’ interests as described in this Agreement.

[The following shall be applicable to California and Attorney Participants as well as Participants who are deemed to be in a less competitively significant role] In consideration of receiving the RSUs hereunder, and as a term and condition of the Participant’s employment with the Company, the Participant agrees to adhere to, and be bound by, the following restrictions. The Participant hereby acknowledges that the Participant’s job responsibilities give the Participant access to confidential and proprietary information belonging to the Company and/or its subsidiaries and Affiliates, and that this and other confidential information to which the Participant has access would be of value, and provide an unfair advantage, to a competitor in competing against the Company, its subsidiaries or Affiliates in any of the markets in which the Company, its subsidiaries or Affiliates maintains schools, provides on-line education classes or otherwise conducts business. The Participant further acknowledges that the following restrictions will not cause the Participant undue hardship. Consequently, the Participant agrees that the restrictions below (the “Restrictive Covenants”) are reasonable and necessary to protect the Company’s and/or its subsidiaries’ or Affiliates’ legitimate business interests.

During the Participant’s employment with the Company and/or any of its subsidiaries and continuing thereafter for the post-termination periods specified below, the Participant will not, in any way, directly or indirectly, either for the Participant or any other person or entity, whether paid or unpaid:

(a) For                  following Participant’s voluntary Termination of Service with the Company or Participant’s Termination of Service by the Company for Cause, accept employment with, own, manage, operate, consult or provide expert services to any person or entity that would require the use, disclosure or dissemination of confidential information belonging to the Company and/or its subsidiaries or Affiliates. If the Participant incurs an involuntary Termination of Service by the Company other than for Cause, the Participant will not be subject to any post-termination restrictive covenant under this Section 8(a).

(b) For                  following Participant’s Termination of Service with the Company for any reason, solicit, attempt to solicit, assist with the solicitation of, direct another to solicit, or otherwise entice any employee of the Company or any of its subsidiaries or Affiliates to leave his/her employment.

(c) At all times following the Participant’s Termination of Service with the Company for any reason, reveal, divulge, or make known to any person, firm or corporation any confidential information, or take any other action, in violation of the Confidential Information Policy in the Company’s Code of Business Conduct & Ethics.

Should the Participant breach the terms of these Restrictive Covenants, the Company reserves the right to enforce the terms herein in court and seek any and all remedies available to it in equity and law, and the Participant agrees to pay the Company’s attorneys’ fees and costs should it succeed on its claim(s). Further, should the Participant breach the terms of these Restrictive Covenants, the Participant will forfeit any right to the RSUs or payments made or remaining due hereunder, subject to the terms and conditions of the Plan, and the Participant agrees to pay the Company’s attorneys’ fees and costs incurred in recovering such RSUs or payments made pursuant hereto.

Cash-Settled RSU Agreement

It is the intention of the Participant and the Company that in the event any of the covenants contained in these Restrictive Covenants are determined to be unreasonable and/or unenforceable with respect to scope, time or geographical coverage, the Participant and the Company agree that such covenants may be modified and narrowed by a court, so as to provide the maximum legally enforceable protection of the Company’s and any of its subsidiaries’ or Affiliates’ interests as described in this Agreement.

9. Effect of Amendment of Plan or Agreement. No discontinuation, modification, or amendment of the Plan may, without the written consent of the Participant, adversely affect the rights of the Participant under this Agreement, except as otherwise provided under the Plan. This Agreement may be amended as provided under the Plan, but except as provided in the Plan no such amendment shall adversely affect the Participant’s rights under the Agreement without the Participant’s written consent, unless otherwise permitted by the Plan.

10. No Limitation on Rights of the Company. This Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise make changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

11. No Stockholder Rights. The RSUs represent only the right to receive cash pursuant to the terms hereof and shall not represent an equity security of the Company and shall not carry any voting or dividend rights.

12. Compliance with Applicable Laws and Regulations. Notwithstanding anything herein to the contrary, the Company shall not be obligated to pay amounts due hereunder unless and until the Company is advised by its counsel that such payment is in compliance with all applicable laws, regulations of governmental authority, and the requirements of any exchange upon which Shares are traded. The Company may require, as a condition of such payment, and in order to ensure compliance with such laws, regulations and requirements, that the Participant make such covenants, agreements, and representations as the Company, in its sole discretion, considers necessary or desirable.

13. Agreement Not a Contract of Employment or Other Relationship. This Agreement is not a contract of employment, and the terms of employment of the Participant or other relationship of the Participant with the Company shall not be affected in any way by this Agreement except as specifically provided herein. The Participant’s execution or acceptance of this Agreement shall not be construed as conferring any legal rights upon the Participant for a continuation of an employment or other relationship with the Company, nor shall it interfere with the right of the Company to discharge the Participant and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

14. No Guarantee of Future Awards. This Agreement does not guarantee the Participant the right to or expectation of future Awards under the Plan or any future plan adopted by the Company.

15. No Impact on Other Benefits. The value of the Participant’s RSUs is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

Cash-Settled RSU Agreement

16. Tax Consequences. Payments made pursuant hereto shall be subject to all required tax withholding obligations in accordance with Article XVIII of the Plan.

17. Disclosure Rights. Except as required by applicable law, the Company (or any of its Affiliates) shall not have any duty or obligation to disclose any information to a record or beneficial holder of RSUs or Vested RSUs.

18. Notices. Any communication or notice required or permitted to be given hereunder shall be in writing, and, if to the Company, to its principal place of business, attention: Secretary, and, if to the Participant, to the address appearing on the records of the Company. Such communication or notice shall be delivered personally or sent by certified, registered, or express mail, postage prepaid, return receipt requested, or by a reputable overnight delivery service. Any such notice shall be deemed given when received by the intended recipient. Notwithstanding the foregoing, any notice required or permitted hereunder from the Company to the Participant may be made by electronic means, including by electronic mail to the Company-maintained electronic mailbox of the Participant, and the Participant hereby consents to receive such notice by electronic delivery. To the extent permitted in an electronically delivered notice described in the previous sentence, the Participant shall be permitted to respond to such notice or communication by way of a responsive electronic communication, including by electronic mail.

19. Successors and Assigns. Except as otherwise expressly set forth in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the succeeding administrators, heirs and legal representatives of the Participant and the successors and assigns of the Company.

20. Compliance with Section 409A of the Code. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code. Notwithstanding any provision of this Agreement or the Plan to the contrary, to the extent that the Committee determines that any portion of the RSUs granted hereunder is subject to Section 409A of the Code and fails to comply with the requirements thereof, the Committee reserves the right to amend, restructure, terminate or replace such portion of the RSUs in order to cause it to either not be subject to Section 409A of the Code or to comply with the applicable provisions of such section.

21. Governing Law. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware without regard to the principles thereof relating to the conflicts of laws.

22. Receipt of Plan. The Participant acknowledges receipt of a copy of the Plan, and represents that the Participant is familiar with the terms and provisions thereof, and hereby accepts the RSUs subject to all the terms and provisions of this Agreement and of the Plan. The Committee shall interpret and construe the Plan and this Agreement, and its interpretation and determination shall be conclusive and binding upon the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder.

23. Cooperation. In the event of any pending or threatened investigation, proceeding, lawsuit, claim or legal action against or involving the Company, the Participant

Cash-Settled RSU Agreement

acknowledges and agrees to cooperate to the fullest extent possible in the investigation, preparation, prosecution, or defense of the Company’s case, including, but not limited to, the execution of affidavits or documents, providing of information requested by the Company or the Company’s counsel, and meeting with Company representatives or the Company’s counsel. Nothing in this paragraph shall be construed as suggesting or implying that the Participant should testify in any way other than truthfully or provide anything other than accurate, truthful information.

24. Counterparts. This Agreement may be signed in two counterparts, each of which shall be an original, but both of which shall constitute but one and the same instrument.

25. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

26. Entire Agreement. This Agreement, together with the Plan, constitute the entire obligation of the parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understanding with respect to this transaction.

27. Waiver; Cumulative Rights. The failure or delay of either party to require performance by the other party of any provision hereof shall not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each and every right hereunder is cumulative and may be exercised in part or in whole from time to time.

28. Severability. If any provision of this Agreement shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision were omitted.

29. Condition to Return Signed Agreement. This Agreement will be null and void unless the Participant indicates his or her acceptance of the award of the RSUs provided for hereunder by signing, dating and returning this Agreement to the Company on or before                     , 20    .

30. Construction. Notwithstanding any other provision of this Agreement, this Agreement is made, and the RSUs are granted, pursuant to the Plan and are in all respects limited by and subject to the express provisions of the Plan, as amended from time to time. To the extent any provision of this Agreement is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern. The interpretation and construction by the Committee of the Plan, this Agreement and any such rules and regulations adopted by the Committee for purposes of administering the Plan, shall be final and binding upon the Participant and all other persons.

[Signature Page Follows]

Cash-Settled RSU Agreement

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first written above.

CAREER EDUCATION CORPORATION

[Name]

[Title]

ACCEPTANCE (OR REJECTION) OF AWARD BY PARTICIPANT

The undersigned, the Participant, hereby: (select one of the options below)

.	ACCEPTS the award of the RSUs as set forth in this Agreement and agrees to be bound by the terms and conditions of this Agreement and the Plan.

.	REJECTS the award of the RSUs contemplated by this Agreement and forfeits all rights relating thereto. Please note that a rejection of this Award has no impact on any other award of options, restricted stock or restricted stock units you have previously received, including any restrictive covenants you are subject to pursuant to the agreement(s) governing your previous awards.

Date:
(Signature of Participant)

Print Name:

Please sign and return a fully executed .pdf of this Cash-Settled Restricted Stock Unit Agreement by                 , 20     to                      at CEC corporate via email (                    ). Failure to do so will result in forfeiture of the Award. Please retain a copy of this signed Cash-Settled Restricted Stock Unit Agreement for your records.